EXHIBIT 10.33

MEMORANDUM

To: Donald P. Aiken

From: Carole F. St. Mark

Re: Election as Chairman of the Board
Gerber Scientific, Inc. (the "Company")

Date: December 18, 2003

The Board of Directors of Gerber Scientific, Inc. (the "Board"), with you abstaining, elected you Chairman of the Board, effective February 1, 2004.

As non-executive Chairman, the Board has approved payment to you of $12,500 per month in addition to your compensation as a non-employee Director of the Company. This fee will be reviewed periodically by this Committee and will be paid to you until you cease to be Chairman of the Board for any reason.

/s/ Carol F. St. Mark
Carole F. St. Mark, Chair Nominating and Corporate Governance Committee of the Board of Directors